EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this "Agreement"), is made and effective this 23rd  day of September, 2013, by and among, Kendall Jenner, Inc. located at 2173 t Ventura Blvd., Suite 300, Woodland Hills, CA 91364 ( "Licensor"), and ID Perfumes Inc., a Nevada corporation, located at 1250 E Hallandale Beach Blvd, Suite 402, Hallandale Beach, Florida 33009 ("ID Perfumes" or "Licensee")

WHEREAS, Kendall Jenner ("Artist") has licensed her name, likeness, image, voice and other attributes of her personality and the right to provide her services in connection therewith to Licensor along with the right to sublicense them to third parties.

WHEREAS , Licensor is or will be the sole owner of the Trademark, as defined hereinafter, including all registrations and applications for registration of, and/or common law rights in and to the trademark "Kendall Jenner" (collectively, the "Trademark").

WHEREAS , Licensee desires to license from Licensor, and Licensor desires to license to Licensee, the right to use the Trademark, solely in connection with the design, manufacture, marketing, distribution and sale of the Products, as defined hereinafter , within the Territory , as defined hereinafter , as provided in this Agreement ;

NOW, THEREFORE , in consideration of the mutual obligations and promises made in this Agreement, and for other good and valuable consideration the receipt and sufficiency  of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  The term s listed below shall have the following meanings:

"Trademark" shall mean the Kendall Jenner trademark , and all registrations and applications  for registration thereof, and common-law rights therein and thereto.

"Agreement Mark" shall mean any trademark for Products developed under this Agreement , incorporating the Trademark , and all registrations and applications for registration thereof , and common-law rights therein and thereto.

"Wholesale Net Sales" means gross amounts of shipments, as invoiced , directly or indirectly, by or under authority from Licensee, of Products, in any transaction in commerce, through the  Distribution Channels, less, without double counting, (a) all customary trade discounts and allowances to the extent actually taken, (b) quantity discounts, separately shown on invoices and properly taken by customers (provided, however, that such discounts will not exceed twenty percent (20%) of net invoice sales (sales to distributors at distributor pricing shall not be considered a quantity discount)); and (c) all returns of Products for credit (returns shall be allocated as discounted or full-price in the ratio of actual discount s given). All of the allowable discounts and deductions listed in (a) through (c) above shall only be permitted to the extent they are supported by credit memoranda and/or invoices issued to customers, (ii) represent actual discounts, allowances and credits (and not reserves therefor) and (iii) are not the result of or in connection with the purchase or return of any product or service other than Products.  In computing Net Sales, no direct or indirect expenses or costs incurred in connection with paying royalties due under this Agreement (including transferring funds for royalties or converting currency into United States Dollars if applicable) or manufacturing, selling, distributing, importing or advertising the Products shall be deducted, nor shall any deduction be made for uncollectible accounts.   If sales are made to any party controlled by, controlling, under common control or otherwise affiliated with or related to Licensee, (x) the Net Sales shall be computed based upon the regular wholesale price for such Products charged to unrelated third parties if such regular wholesale price is higher than what is actually charged and (y) discounts, deductions and credits shall be no greater than those allowed to unrelated third parties.  No costs incurred, including but not limited to those incurred by Licensee, customers or other third  parties, in the manufacturing, selling, marketing , advertising or distributing of the Products shall be deducted. All transactions shall be at arm's length for fair market value.

"Exclusive Product Categories" shall mean women 's and children's fragrances included in Class 3. If requested by Licensee and approved by Licensor in writing, Exclusive Product Categories shall also include men's fragrances included in Class 3.

"Non-Exclusive Product Categories" shall (i) mean scented personal beauty products for men, women and children included in Class 3 (other than fragrances) but only to the extent included with Exclusive Product Categories in a "Gift with Purchase" package or gift set and full sized sellable fragrance ancillaries (i.e. body lotion, shower gel, body mist, deodorants, creams, powders and/or other fragrance related complimentary items in Class 3) and (ii) any other related products approved by Licensor and customarily used in Collateral Materials and Gift with Purchases and included with Exclusive Product Categories.

"Products" shall mean the Exclusive Product Categories and Non-Exclusive Product Categories embodying the Trademark and/or the Agreement Mark. "Exclusive Products" shall mean the Exclusive Product Categories embodying the Trademark and/or the Agreement Mark and "Non Exclusive Products" shall mean the Non -Exclusive Product Categories embodying  the Trademark and/or the Agreement Mark.

"Collateral Materials" shall mean all packaging , labels, press releases, advertising, promotion displays, testers, samples, or other materials of any and all types prepared in connection with the Products.

"Initial Term" shall be Five (5) years. Year 1 shall commence upon the Effective Date and end on the earlier to occur of the first anniversary of the Launch Date and twelve (12) months following the execution of the Agreement , provided reasonable cooperation from the Licensor.

"Annual Period" shall mean each consecutive 12 month period during the Term; provided however, that the first Annual Period shall begin on the Effective Date and end on the earlier to occur of the first anniversary of the Launch Date and twelve (12) months following the execution of the Agreement , provided reasonable cooperation from the Licensor (the "First Year  End Date"); and provided further that each subsequent Annual Period shall be measured from  the First Year End Date and each subsequent anniversary thereof during the Term.

"Term" shall mean the Initial Term, together with all validly exercised renewal terms, as further described herein.

"Effective Date" shall mean the date the Agreement is fully executed as stated above.

"Launch Date" shall mean the first fragrance launch of the Exclusive Products, which will be scheduled for introduction on or about May 20 14.

"Royalty" or "Royalties" shall mean five percent (5%) of Wholesale Net Sales.

"Distribution Channels" shall mean department stores, mass retailers, perfumeries, duty free shops, international distributors, online eCommerce retailer s, and any other accounts that carry products similar in prestige and trademark or recognition as the Products. Notwithstanding anything to the contrary contained herein , Distribution Channels shall  not  include  discount stores, "odd lot", oversale or remnant retailers, or any other "off price" or surplus outlet unless approved by Licensor in writing.

"Territory" shall mean worldwide.

2.           Rights.

a.           Licensor hereby grants to ID Perfumes an exclusive (as to the Exclusive Product Categories)  and a non-exclusive (as to the Non-Exclusive Product Categories)  royalty bearing, license to create, conceive of, develop, produce , manufacture , import , design, market, sell and distribute the Products at ID Perfumes' cost and expense during the Term in the Territory, subject to the provisions of this Agreement.  ID Perfumes hereby accepts such license and shall use its best efforts, to create, conceive of, develop, produce , manufacture , import , design, market, sell and distribute the Products.

b.           All rights not expressly granted to Licensee hereunder are expressly reserved to Licensor.   Without prejudice to the generality of the foregoing  and notwithstanding anything to the contrary contained herein, nothing shall prevent Licensor from licensing the right to use the Trademark, the Agreement Mark, Artist's name, likeness or any other attribute of Licensor's endorsement, identification, image or services in connection with any product (a "Competiti ve Product") competitive with, similar to or the same as the Products (other than Exclusive Products) provided , however, that any such Competitive Product which is the same as any of the Products listed in clause (i) of the definition of "Non-Exclusive Product s" is not branded with any Agreement Mark and is not the same scent as the Exclusive Products hereunder.  Licensor shall retain all right, title and interest in and to the Trademark  and the Agreement Mark throughout the Territory  and in perpetuity which shall not be contested by Licensee nor shall Licensee assist others to do so. Other than as provided for herein, nothing in this Agreement shall give Licensee or any third party any interest or ownership right in the Trademark or the Agreement Mark.  Licensee acknowledges the validity of the Trademark and the Agreement Mark and the secondary meaning associated with the Trademark and the Agreement Mark. Licensee acknowledges and agrees that all use of the Trademark or the Agreement Mark by Licensee and any goodwill generated by Licensee's use of the Trademark or the Agreement Mark shall inure solely to the benefit of Licensor.  Licensee will ensure that no use of the Trademark  or Agreement Mark is unflattering or disparaging and that no statement is made that disparages any of Licensor, Kendall Jenner or any of her family members.  Licensee shall not join any name or names with the Trademark so as to form a new mark or the Agreement Mark, unless and until  Licensor consents thereto in writing.

c.           Licensee acknowledges and agrees that there is valuable goodwill associated with the Trademark and the Agreement Mark and that the Trademark and the Agreement Mark has a secondary meaning in the mind of the public.  Licensee further acknowledges and agrees that the Trademark and the Agreement Mark (including all rights therein and goodwill associated therewith) shall be and remain insofar as Licensee is concerned the exclusive sole and complete Trademark  and the Agreement Mark of Licensor and its designees.  Licensee shall not use nor authorize nor permit the use of the Trademark or the Agreement Mark in any manner at any time nor at any place not specifically licensed herein and all rights and interests of whatsoever nature with respect to the Trademark , the Agreement Mark and the Products which are not specifically granted to Licensee herein shall be and are specifically reserved to Licensor and/or its designees without limitation.   Licensee shall exercise the rights granted under this Agreement strictly in accordance with the terms, conditions restrictions and limitations contained herein.  Licensee acknowledges and agrees that its use of the Trademark and the Agreement Mark shall not create in Licensee's favor any right, title or interest and that all uses of and sale by Licensee (as are permitted under this Agreement) shall inure to the benefit of Licensor.  It is agreed that all accounting and payments required herein shall survive and continue beyond the expiration or earlier termination of this Agreement.  Wherever the obligations of Licensee or Licensor hereunder are expressed to be subject to a limit of time it shall be deemed that time shall be of the essence of this Agreement.

d.           Licensee shall cause to appear on all packaging of Products, (i) "the trademark , is licensed to ID Perfumes, Inc.; and such additional legends, markings and notices complying with the requirements of any law or regulation in the Territory and (ii) such legends, markings and notices as Licensor, from time to time, may reasonably request.

e.           Licensee shall, in consultation with Licensor and subject to the approval of Licensor, create one or more Agreement Marks for use hereunder.  It is understood that the Agreement Marks shall be the sole and exclusive property of Licensor and Licensee shall immediately assign all right , title and interest it may have therein to Licensor, free of any liens charges or encumbrances.

3.           ID  Perfumes  Responsibilities.  ID Perfumes  shall  be responsible  for, among  other things, the following:

a.           Creating, conceiving of, designing, establishing and defining the line of Products to be offered , subject to Licensor 's  approval rights as set out in Section 5 herein;

b.           Identifying and creating the full visual presentation for the Products, including the design, subject to Licensor's approval rights as set out in Section 5 herein;

c.           The complete sourcing and manufacturing  of the Products, including the sample making;

d.           Providing all capital required for the manufacturing , marketing, distribution and sale of the Products;

e.           Creating all marketing for the Products, including but not limited to promptly reimbursing Licensor for Licensor's verifiable legal expenses associated with Licensor's conducting all searches on the   Agreement Mark and other creative/artistic elements to ensure they are non-infringing;

f.           Creating gift with purchases and gift sets, subject to Licensor 's approval as set forth section 5 therein to promote the sale of the Products;

g.           Providing all distribution of the Products, subject to Licensor's approval rights as set out in Section 5 herein (for clarity, Distribution Channels, and customers of any type, do not require individual approval by Licensor provided they comply with the restrictions set forth in the definition of "Distribution Channels");

h.           Selling the maximum quantity of Products consistent with the high standards and prestige represented by the Trademark  and the Agreement Mark throughout the "Distribution  Channels";

1.           Using best efforts to exploit the rights granted herein throughout the Territory; and

j.           Paying all costs and expenses associated with promotion of the Products, including, but not limited to all costs associated with marketing, advertising and launch events for the Products.

k.           Without limiting any of the foregoing, being solely responsible for ensuring that all uses of the Trademark and the Agreement Mark hereunder by Licensee or anyone authorized under or through Licensee comply with applicable law. Licensee agrees that the Products are, and shall at all times during the term of this Agreement continue to be of first quality, use its best efforts to prevent any defects, and shall be produced and sold by Licensee in accordance with all national , state, local and other laws, regulations, rules and orders having applicability thereto. All advertising and promotional materials used by Licensee in connection with the sale of such Products will be true, accurate and complete and will comply with all national , state, local and other laws, regulations, rules and standards having  applicability thereto.

4.           Licensor's Responsibilities.     Licensor shall be responsible for the following items:

a.           Subject to Section 3(e) above, providing , and maintaining all Trademark and Agreement Mark rights, copyrights and other intellectual property relating to the Trademark and the Agreement Mark . Other than costs associated with conducting searches on the Agreement Mark to ensure that such mark is non-infringing , Licensor shall pay all costs associated with registering and maintaining the Trademark and the Agreement Mark, as set out in Section 16 herein;

b.           Providing input on the licensing strategy for the Products ;

c.           Providing design and advertising concept direction for the Products;

d.           Participating in Product approvals;

e.           Assist with public relations for the Products  as provided for hereunder.

Notwithstanding anything to the contrary contained herein, no advice, consultation or input provided by Licensor hereunder shall be deemed a representation , warranty or guarantee of Licensor and it is understood that Licensor is not guaranteeing any minimum sales or other results.

5.           Approvals; Samples; Inspection.   Licensor shall be provided the opportunity to review and approve in writing all materials prepared in connection with all  products ,  fragrances, aromas, creative development , designs, naming/identification  and quality for the Products prior to the production and distribution thereof, including all uses of the Trademark or the Agreement Mark, including without limitation, in connection with all Products, packaging , Collateral Materials and all advertising and marketing materials, in accordance with the process indicated below:

a.           Licensee shall submit for Licensor's prior written approval all samples, prototypes, layouts and production ready samples for the Products and Collateral Material s at all stages of production and all hang tags, labels, packaging, advertising and promotional materials pertaining to the Products. Licensee may not develop, proceed to the next stage of development and/or production , manufacture,  use, offer for sale, sell, advertise, promote , ship, distribute or otherwise exploit any Products or any Collateral Materials , in whole or in part , until it has received  Licensor 's written approval of such Products, any use of Artist's name and/or likeness or Collateral Materials.  Such approval may be granted, withheld, or revoked as Licensor, in its sole discretion determines. Licensor agrees that its approval rights with respect to Products or Collateral Materials will not affect Licensee's freedom to determine its own prices. If Licensor fails to disapprove in writing any of the submissions furnished to it by Licensee within seven (7) business days from the date of submission thereof, such failure shall be considered to be an approval  thereof. Within the seven (7) business day period , Licensor , or its agent(s), will communicate with Licensee if additional review time is needed and to provide an estimated number of days beyond the designated period within which Licensee can expect a final response. However, in no event shall the designated period exceed (10) business days from the date of submission to licensor. If Licensor fails to disapprove in writing (10) business days after the designated period of the submission thereof, such failure shall be considered an approval.

b.           Licensee shall furnish and ship, at Licensee 's expense , final production samples of each Product, including all related packaging , advertising and promotional  materials, as follows: a reasonable  number of samples of each to Licensor sent directly to Licensor's agent (unless modified in writing by Licensor) at: Agency for the Performing Arts, 405 S. Beverly Drive, Beverly Hills, CA 90212, Attn: Mr. Brian Dow.  Thereafter, to enable Licensor to determine whether Licensee is maintaining quality , Licensee shall furnish and ship, at Licensee 's expense, within thirty (30) days following the close of each Annual Period , samples of each Product , including all related packaging, advertising and promotional materials, and Licensee 's annual catalogue (if any), and one (1) high-resolution digital photograph and/or transparency of each Product. At Licensor's expense, Licensor shall have the right at all reasonable times to inspect the site(s) of production of the Products.  All Products and Collateral Materials, and the manner of sale, advertisement , promotion, shipment, distribution and exploitation of same, shall be of high quality, and in accordance with the high quality standards established by Licensor for the Trademark.

c.           Approval of any one use of the Trademark or the Agreement Mark shall not be deemed approval for any other use.

d.           Upon execution of the Agreement, Licensee shall designate in writing an individual to serve as Licensee's brand manager for the development of the Products .

e.           ID Perfumes shall, at its own expense, submit to Licensor all items required as stipulated herein.

6.           Royalties and Reports.

a.           ID Perfumes shall pay royalties equal to five percent (5%) of Wholesale Net Sales (the "Royalties ")  on a quarterly basis within Thirty (30) days following the close of each calendar quarter in which there are any sales of Product s. With respect to the Artist, who is currently a minor (the "Minor"), ID Perfumes is hereby authorized and directed to deduct, until advised in writing by Licensor, fifteen percent (15%) of all gross earnings due and payable to the Licensor under this Agreement, and ID Perfumes shall deposit said fifteen percent ( 15%) into the Minor's Coogan Trust Account at City National Bank , 400 N. Roxbury Drive, Beverly Hills CA 90210, established and maintained for the benefit of said Minor in the State of California in accordance with California Family Code Section 6753.  The Minor , and those acting on her behalf, hereby represent to ID Perfumes that said Coogan Trust Account names the Minor's parent(s) or legal guardian(s) as trustee(s) for the benefit of the Minor in accordance with the laws of the State of California. Licensor hereby authorizes and directs ID Perfumes to make all remaining payments payable to:

Licensor 's Name: Kendall Jenner Inc.
Licensor's Mailing Address:	21731 Ventura Blvd. Suite 300, Woodland Hills, CA 91364

Address Associated with Licensor's Account:
2173 1 Ventura Blvd. Suite 300, Woodland Hills, CA 91364

City National Bank 400 N Roxbury Drive, Beverly Hills, CA 90210 Account # : ******* ABA # 122016066

All Royalties due Licensor hereunder shall be computed and paid in accordance with the Agreement herein and GAAP "generally accepting accounting principles."Each Royalty payment shall be accompanied by a complete, accurate and detailed statement broken down by country, if applicable, setting forth the quantity and the gross sale price of each of the Products sold (including sales for export) during the preceding calendar quarter and the computation of royalties due Licensor pursuant to this Agreement.  Such statement shall be accompanied by payment of all Royalties due to Licensor in respect of each applicable sales.  Licensee shall pay interest on late Royalty payments at seven percent (7%) per annum computed 30 days from the original due date until paid. Acceptance by Licensor of such payment and statement for any quarter shall not preclude Licensor from questioning their accuracy at any time during the Term or for two (2) years after the expiration of the Term.  Each such Royalty statement shall be certified by an officer of Licensee as being true and accurate.  Royalties shall be paid in United States Dollars, unless otherwise agreed to in writing by the parties, with the applicable exchange rate used as published in The Wall Street Journal on the date of Licensee's receipt of any Wholesale Net Sales in a foreign currency.  Licensor shall be solely responsible for payment of all income and other taxes pertaining to the payment of Royalties.

b.           ID Perfumes shall keep true and accurate books of account and records (including but not limited to easily accessible electronic database records), in accordance with generally accepted accounting principles , consistently applied, covering all transactions relating to this Agreement and the license hereby granted. Such books of account and records, whether from ID Perfumes or its Affiliate(s), shall be kept available and safeguarded at Licensee's address and be recorded i n the English language, for at least two (2) years after the Term. Licensor shall have the right to periodically audit the reports and other financial information related to this Agreement. Licensor and its duly authorized representatives shall have the right, upon five (5) business days written advance notice, during normal hours of bu si ness days, but not more than once per year (except with respect to any year in which a Deficiency (as defined below) is found , there is no limit), to examine and copy such books of account and record s, and all other documents and material s i n the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement.  For the avoidance of doubt, Licensor and its designee may inspect may inspect all records of the Licensee's business that are necessary to ensure the accuracy of the reporting of  sales of Products and calculation of payments due hereunder , which may include reviewing data that does not relate to the Licensor's intellectual property. The cost and expense of such examination shall be borne by Licensor.  If Licensor or its designee identifies underpayments and/or under-declarations and/or contract breaches that result in a judgment, settlement and/or payment in an amount in excess of four percent (4%) in the level of the Royalties declared for any reporting period (irrespective of whether or not the declaration results in a payment of Royalties over the GMR) ID Perfumes shall promptly pay (in addition to the unpaid Royalty and interest) the cost of the audit performed by Licensor. Licensee shall also bear the reasonable audit costs of an audit firm of Licensor's choosing to perform a follow-up examination/audit , to be commenced within twenty-four (24) months of the payment of the original audit findings.  For the avoidance of doubt, receipt or acceptance by Licensor or its agent of the Royalty declarations/payments due pursuant to this Agreement or any statement delivered hereunder , shall not preclude Licensor from later (for a period of up to twenty-four (24) months after the expiration or earlier termination of this Agreement) questioning the accuracy and completeness of those declarations.

7.           Deposit; Guaranteed Minimum Royalties.

a.           Upon execution of this Agreement, Licensee shall deliver to Licensor a non-refundable deposit (the "Deposit ") of Two Hundred Thousand Dollars U.S. ($200,000 USD). The Deposit shall only be credited against the GMR for the first Annual Period, as described below.

b.           During the Initial Term, ID Perfumes shall pay to Licensor earned Royalties  on  a quarterly basis. For each Annual Period, ID Perfumes shall pay  the  guaranteed  minimum royalty ("GMR") as set forth below:

Initial Term/Annual Period	Min. Wholesale Net Sales		GMR		Min. Advertising/Marketing Commitment
ANNUAL PERIOD 1	$		$			$2,500,000.0
		8,000,000		400,000
	$				$
ANNUA L PERIOD 2		10,000,000		500,000		$2,000,000.0
	$				$
ANNUAL PERIOD 3		12,000,000		600,000		$2,400,000.0
	$				$
ANNUAL PERIOD 4		14,000,000		700,000		$2,800,000.0
					$
ANNUAL PERIOD 5 .		16,000,000		$800,000		$3,200,000.0
TOTAL	$		$			$12,900,000
		60,000,000		3,000,000

c.           During the Renewal Term, if any, TD Perfumes shall pay to Licensor a GMR as set forth below:

Renewal Term	Minimum Wholesale Net Sales (Renewal)	GMR (Renewal)	Minimum Advertising/Marketing Commitment (Renewal)
ANNUAL PERIOD 1	$16,000,000	$800,000	$3,200,000
ANN UAL PERIOD 2	$16,000,000	$800,000	$3,200,000
ANNUAL PERIOD 3	$1 6,000,000	$800,000	$3,200,000
ANNUAL PERIOD 4	$16,000,000	$800,000	$3,200,000
ANN UAL PERIOD 5	$16,000,000	$800,000	$3,200,000

d.           The GMR shall be payable within thirty (30) days following the last day of each Annual Period except with respect to the first Annual Period , which shall be paid as set forth below; provided however that Royalties actually paid for each such Annual Period shall be credited against the GMR for each such Annual Period. In the event earned Royalties are less than the GMR in any Annual Period , the difference  shall be payable to Licensor. With respect to the GMR for the first Annual Period only, (i) the Deposit shall be credited against the GMR such that following the payment of the Deposit, the remaining GMR for the first Annual Period will be Two Hundred Thousand Dollars U.S. ($200,000 USD), (ii) One Hundred Thousand Dollars U.S. ($100,000 USO) of such remaining GMR shall be paid to Licensor upon the  initial shipment to begin the Annual Period of the first quarter, (iii) the remaining One Hundred Thousand Dollars U.S. ($100,000 USD) of such remaining GMR shall be paid to Licensor the beginning of second quarter, thus ninety (90) days following the first quarter and (iv) the GMR for the first Annual Period, to the extent paid (including the payment of the Deposit) shall be credited against Royalties due for such first Annual Period only.

e.           Both the Deposit and the GMR are not refundable. In addition, neither the GMRs nor the Deposit shall be cross-collaterized or applied as a credit to any other Annual Period. No payment of Royalties for any Annual Period in excess of the GMR for the same Annual Period shall be credited against the GMR due to Licensor for any other Annual Period.

8.           Renewal Options.

Should Licensee achieve Thirty Million Dollars ($30,000,000) in Wholesale Net Sales on a cumulative basis during the Initial Term, the Agreement shall automatically be extended for an additional five (5) year renewal term (the "Renewal Term") to commence immediately upon and subsequent to  the end of the Initial Term. The Renewal Term will be according to the same terms and conditions contained herein except as otherwise expressly provided.

9.           Advertising Budget.

a.           In addition to Licensee's other obligations set forth herein, Licensee shall use its best commercially reasonable efforts to maximize the sales, marketing, and distribution of the Products.

b.           ID Perfumes agrees to spend during each Annual Period the greater of the amounts set forth in the table in Section 7 or thirty percent (30%) of Wholesale Net Sales in Annual Period One or any Annual Period in which a new Product is launched or twenty percent (20%) of Wholesale Net Sales in any Annual Period other than Annual Period One or any Annual Period in which a new Product is launched on Consumer Advertising , as defined below("Minimum Advertising Commitment"). The Minimum Advertising Commitment for any Annual Period shall not reduce or otherwise decrease the calculation of Wholesale Net Sales, GMR or Royalty payments.  The amount spent on Consumer Advertising for any Annual Period shall not be cross collateralized nor applied to the Minimum Advertising Commitment for any other Annual Period.  "Consumer Advertising" means  direct out-of-pocket costs (excluding internal overhead or internal allocated costs for: the purchase of advertising space of units in newspapers , magazines, television, radio, billboards , photo-shoots, personal appearances (including related artwork and production charges for these categories ) cooperative advertising, retailer demonstration charges, retailers' catalogues, gifts-with-purchase, direct mail, remittance envelopes , blow-ins, billing inserts (both scented and unscented), pamphlets , free goods (excluding those provided to Licensor reunder), window and counter displays (including testers, dummies , vials counter cards and other visual aids), in-store demonstrator s and model s, special events, contests, publicity and promotion s, PR activities, tradeshows, online promotions and other related advertising and marketing  activities.

Licensor shall have final approval on all advertising , including but not limited to any use of Artist's name and/or likeness, content and advertising channels and venues. Once advertising has been approved , the approval shall not be later withdrawn. If Licensor fails to disapprove in writing any of the submission s furnished to it by Licensee within seven (7) bu siness days from the date of submission thereof , such failure shall be considered to be an approval thereof. Within the seven (7) business day period , Licensor , or its agent(s), will communicate with Licensee if additional review time is needed and to provide an estimated number of days beyond the designated period within which Licensee can expect a final response. However, in no event shall the designated period exceed (10) business days from the date of submission to Iicensor. If Licensor fails to disapprove in writing (10) business days after the designated period of the submission thereof, such failure shall be considered an approval.

c.           Throughout the Term, Licensee shall dedicate a brand manager to market the product s. The marketing and sales teams need not be exclusively dedicated to the marketing and sales of the Products, and the manager s may be employees of ID Perfumes.   In addition, throughout the Term, Licensee shall dedicate a PR team to the promotion of the Products.  All marketing and PR team members shall be subject to Licensor 's reasonable approval.

d.           If Artist is required to travel in connection with any appearances, services, or internal product development or marketing meetings in connection with this Agreement, Licensee shall pay all travel expenses for Artist and three companions, including airfare (first class for Artist plus one and business class or higher for two if business class unavailable), first class hotel accommodations (one suite and three standard rooms), ground transportation and reasonable first class meal expenses. In addition, Licensee agrees and acknowledges that it shall, at its sole cost and expense, take all necessary and reasonable precautions with respect to any travel, appearances, services and meetings by Artist hereunder , including but not limited to providing first class security personnel, airport greeters and other measures as reasonably required by Licensor.

e.           Subject to Artist's schedule and availability, during each Annual Period , at Lice see's request , Licensor shall cause Artist to provide up to five (5) personal appearances which may either be for: i) in-store personal appearance events in the following key perfume territories: USA, Canada, Mexico, UK, and Germany ("In-Store Appearance") or ii) for  a production related appearance for photo-shoots and video production ("Production Appearance").  All appearances shall be scheduled around Artist's professional and personal schedules.  All photographers and stylists used for any photo shoot hereunder are subject to the mutual agreement of Licensor and Licensee, with consideration of Licensee's budget for such photo shoot.

Unless otherwise agreed upon in advance and excluding travel time, In Store Appearances shall not exceed  four (4) consecutive hours and Production Appearances shall not  exceed eight (8) consecutive hours.  Licensor shall have fulfilled the personal In-Store Appearance or Production Appearance obligations for each calendar day on which services are provided to Licensee in accordance with this Section.

f.           Licensee shall be entitled to the non-exclusive use of Artist's likeness obtained as a result of Artist's services hereunder and  approved by Licensor for advertising and promotional purposes upon Licensor's written approval first being obtained in each instance (i.e., for each use).

g.           Notwithstanding anything to the contrary contained herein , Licensor shall not be required to cause Artist to participate in any activities (i)which are subject to Federal or state security laws, (ii) which would impose a fiduciary duty upon Licensor to Licensee's shareholders, (iii) which would cause Licensor to violate any laws, (iv) which would cause injury to Licensor or (v) which may subject Licensor to public disrepute, scorn or ridicule. Licensee further understands that Licensee's unilateral failure to utilize services of Licensor hereunder shall not result in any reduction in payments to Licensor hereunder, nor may unused appearances from one Annual Period be carried forward to another Annual Period. The obligations of Licensor to provide the services hereunder are subject to the condition that payments to Licensor are current and up to date and Licensee is not otherwise in breach of any provisions of the Agreement. If Licensor confirms Artist 's availability for any In Store  Appearance or Production Appearance and  Artist is unable  to appear due to a certifiable illness or injury of the kind that would reasonably prevent Artist from being able to perform or other certifiable emergency , such non-appearance is not a breach of this Agreement and neither Licensor nor Artist shall be responsible for any expenses incurred due to such non-appearance.  In such event, Licensor and Licensee shall attempt in good faith to reschedule the appearance date which should not be unreasonably withheld.

10.           Distribution to Licensor.  All Products purchased by Licensor or Artist shall be sold to them at cost  and be excluded from the Wholesale Net Sales for all purposes hereunder, including calculations of Royalties payable to Licensor and  GMR.   All Products purchased by any affiliates of Licensor or Artist shall be sold to them at licensee's wholesale price and shall be included in Wholesale Net Sales for all purposes hereunder, including calculations of Royalties and GMR.

11.           Confidentiality. Licensee shall not (nor shall it permit or cause its employees or agents to) divulge, disseminate or publicize this Agreement or any information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specifications or methods of reproduction of the Trademark or the Agreement Mark) or any information (including photos) pertaining to Artist or her family members learned or obtained by Licensee during the course of this Agreement to any third party (other than its attorneys or accountants) , except as may be required by law or to fulfill the terms of this Agreement. In the event Licensee is required by law to publicly disclose any of the terms of this Agreement , Licensee must use best efforts to request confidential treatment from the applicable government agency or, if such confidential treatment cannot be obtained, Licensee must, to the extent permitted in such proceeding, redact all sensitive information (e.g., royalty rates, minimum guarantees, etc.) from the information to be publicly disclosed. In addition to the foregoing, the parties (Licensee, Licensor, Artist, their respective employees and agents) agree to take all steps reasonably necessary to hold i n trust and confidence the other party's Confidential Information.

"Confidential Information" means all technical and business information relating to the other party 's inventions or products, research and development , production , manufacturing processes, costs, profit or margin information, employee skills and salaries, finances, customers, marketing and production and future business plans ; provided however, that this provision shall apply only to information that the disclosing party expressly indicates is confidential, or that is disclosed under conditions that would lead a reasonable person to conclude the disclosing party intends or expects the information to remain confidential.

Licensor and Artist shall not (nor shall it permit or cause its employees, agents or family members to) divulge, disseminate or publicize this Agreement or any information relating to this Agreement or the financial or other terms of this Agreement (including any information on the specification s or methods of reproduction of the Trademark or the Agreement Mark) during the course of this Agreement to any third party (other than its attorneys or accountants), except as may be required by law or to fulfill the terms of this Agreement. In the event Licensor is required by law to publicly disclose any of the terms of this Agreement, Licensor must use best efforts to request confidential treatment from the applicable government agency or, if such confidential treatment cannot be obtained, Licensor must, to the extent permitted in such proceeding, redact all sensitive information (e.g., royalty rates, minimum guarantees, etc.) from the information to be publicly disclosed. In addition to the foregoing, the parties agree to take all steps reasonably necessary to hold in trust and confidence the other party's Confidential Information. "Confidential Information " means all technical and business information relating to the other party's inventions or products, research and development, production, manufacturing processes, costs, profit or margin information, employee skills and salaries, finances, customers, marketing and production and future business plans; provided however , that this provision shall apply only to information that the disclosing party expressly indicates is confidential, or that is disclosed under conditions that would lead a reasonable person to conclude the disclosing party intends or expects the information to remain confidential.

12.           Assignment.   I D Perfumes shall not assign or sublicense any of its rights or obligations under this Agreement without Licensor 's approval, which will not be unreasonably withheld.

13.           Quality Control.

a.           The quality of the Products and the manner in which Licensee conducts its business generally shall be at all times consistent with the high reputation of Licensor.  Licensee represents and warrants that neither Licensee nor any of its officers or directors are currently the subject of any criminal proceeding or investigation or any investigation or prosecution for violation of securities laws or Sarbanes-Oxley, and if Licensee or any of its officers or directors become the subject of any such investigations or prosecution during the term of this Agreement , Licensor shall have the right to terminate this Agreement.

b.           Licensee shall manufacture , distribute and sell the Products in an ethical manner under safe and humane working conditions and without the use of child labor or involuntary labor, and shall not engage in unfair or anti competitive business practices.  The Products shall be manufactured, distributed, marketed, promoted and sold in accordance with all applicable international, federal, state and local laws, treaties and governmental orders and regulations, including, without limitation , the Federal Food, Drug and Cosmetic Act, the Federal Hazardous Substance Act (FHSA), the Flammable Fabrics Act, and the Consumer Products Safety Act or other acts and standards.

14.           Representations and Warranties.

  a.           Licensee represents and warrants as follows:

1.           Licensee is free to enter into and fully perform this Agreement;

ii.          All ideas, creations, designs, and materials embodying the Products (not including the Trademark but including the Agreement Mark) will be: (i) Licensee's own and original creations or materials, or (ii) fully licensed to Licensee for its use and shall be owned in full by Licensor and licensed to Licensee solely for the purposes contemplated by this Agreement;

111.          Excluding the Trademark but including the Agreement Mark,  the Products  and their manufacture, advertisement , distribution, promotion and sale will not infringe upon or violate any rights of any third party;

iv.          The Products will be of a high standard in style appearance and quality and will conform with approved samples approved by Licensor, and will be safe for use by consumers;

v.          The Products will be manufactured , advertised , distributed, promoted and sold in accordance with all applicable local laws and in a manner which will not reflect adversely on Licensor or Artist or any others with whom Licensor has contractual arrangements with respect to the Trademark;

v1.
Licensee will not manufacture, advertise, distribute,  promote, sell, and will not authorize the manufacture, advertising, promotion  or sale of the Products in any manner at any time or in any place not specifically licensed hereunder;

vu.
Licensee will not at any time do or suffer to be done any act or thing which might impair or affect the Trademark  or the Agreement Mark or Licensor's rights and interests in the Trademark or the Agreement Mark; and

vn1.
Without limiting its obligations in Section 15(a) below, Licensee will pay (and hereby indemnifies Licensor from any liability to pay or other expense) all sums due to any third parties arising from the unauthorized sale, advertising, or other exploitation of the Products.

 b.           Licensor represents and warrants that it has the right to enter into this Agreement and grant the rights set forth herein ; and that the use of the name "Kendall Jenner" as part of the Trademark or Agreement Mark as set forth herein will not infringe any rights of any third party (it being understood that Licensor is making no such representation or warranty to the extent that such name is combined with any third party intellectual property or material). THE EXPRESS WARRANTIES AND EXPRESS REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE IN LIEU OF, AND LICENSOR DISCLAIMS, AN Y AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS  (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE TRADEMARK OR ANY PART THEREOF , INCLUDING ANY AND ALL IMPLIED WARRANTIE S OR CONDITIONS OF TITLE, NONINFRINGEMENT , MERCHANTABILITY , OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR N OT LICENSOR KNOWS, HAS REASON TO KNOW , HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPO SE), WHETHE R ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING.  IN ADDITION, LICENSOR EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN LICENSEE WITH RESPECT TO THE TRADEMARK OF ANY PART THEREOF.  LICENSOR IS MAKING NO REPRESENTATIONS AS TO THE AGREEMENT MARK.

15.           Indemnification; Insurance.

a.           Licensee shall defend , hold free, safe and harmless and indemnify Licensor and Artist, and their respective affiliates, owners, directors, officers, members, employees , heirs, representatives , advisors and agents (collectively, "Licensor Parties") against, any and all claims, demands, disputes, causes of action or damages, including reasonable outside accountants ' and attorneys ' fees (collectively , "Claims"), arising out of, relating to or referring to: (i) any act or omission of Licensee or any person or any other entity acting on Licensee's behalf or through Licensee or authorized by Licensee (whether or not approved by Licensor pursuant to this Agreement) (a "Third Party Contributor"), (ii) any breach of this Agreement by Licensee , any Third Party Contributor, any conventional retailer, or any other entity acting on Licensee 's behalf (whether or not approved by Licensor pursuant to this Agreement) , (iii) the manufacture , distribution, advertisement , promotion , sale, possession or use of any Product (including, but not limited to, claims relating to (w) any defect (whether obvious or hidden and whether or not present in any sample approved by Licensor) in a Product or in any packaging or other materials (including advertising materials), (x) any alleged injuries to persons or property, (y) any infringement by Licensee of any rights of any other person or entity (provided that claims that the name "Kendall Jenner" as part of the Trademark infringes on a trademark or other intellectual property rights shall not be indemnified by Licensee and shall be covered by Section 1S(c))  or (z) the failure by Licensee to comply with applicable laws, regulations, standard s (including but not limited to those set out in Section 13(b), or (iv) any claim that any Product or any element thereof (other than the name "Kendall Jenner" as part of the Trademark that has been approved for u se by Licensor) violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress and rights of publicity and privacy) of a third party, provided Licensee is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim, and provided, however, that the failure of Licensee to be notified shall not relieve Licensee of its obligation hereunder to the extent such failure does not result in actual and material prejudice to Licensee. In any instance to which the foregoing indemnities pertain, Licensor shall reasonably cooperate with and assist Licensee in connection with any such defense. Licensee shall reimburse Licensor Parties for all reasonable out-of- pocket costs actually incurred by Licensor Parties in connection with such cooperation and assistance. If in good faith reasonable business judgment Licensor deems it advisable to take control of the claim, Licensor can at its election take control over representation without waiving any rights to all or part of indemnification rights to payment of reasonable legal fees and costs.  In any instance to which such indemnities pertain, Licensee shall keep Licensor fully advised of all developments pertaining to such Claim and shall not enter into a settlement of such Claim or admit liability or fault without Licensor 's prior written approval, unless such settlement includes an unconditional release of Licensor and Artist and does not include any obligation or restriction on either of them.

b.           Licensee shall, throughout the Term of this Agreement and any Sell-Off Period and for at least two (2) years thereafter, obtain and maintain at its own cost and expense from a qualified insurance company acceptable to Licensor a general liability insurance policy including, without limitation, coverage for products liability and personal injury , naming each of  Licensor and Artist as additional named insured. Such policy shall provide adequate protection with a limit of liability (in addition to costs of defense) of not less than Two Million Dollars ($2,000,000.00) per occurrence and Four Million Dollars ($4,000,000.00) in the aggregate, insuring, without limitation, against any and all claims, demands and causes of action arising out of any defects or failure to perform , alleged or otherwise, of Products or any material used in connection therewith or any use thereof. A certificate of insurance evidencing such coverage shall be furnished to Licensor within ten (10) days of the full execution of this Agreement.  The insurance described in this Section is understood to be primary and is not subject to contribution by any other insurance which may be available to Licensor. Such insurance policy shall provide that the insurer shall not terminate or materially modify such policy or remove any of Licensor or Artist as additional insureds without prior written notice to Licensor at least thirty (30) days in advance thereof . Failure to timely obtain insurance shall be considered a material breach of this Agreement and shall give Licensor the right to terminate the Agreement on written notice to Licensee, if Licensee has failed to cure such breach within  ten (10) days of Licensee's receipt of written notice thereof.

c.           Licensor shall be solely responsible for, and shall defend, hold harmless and indemnify Licensee, its directors, officers, employees and agents (collectively  "Licensee Parties") against any third party Claims arising out of an allegation relating to or referring to the use of the name "Kendall Jenner" as part of the Trademark as provided by Licensor in accordance with the terms of this Agreement violates or infringes upon the trademark , copyright or other intellectual property rights (including trade dress) of a third party in or to the Product, provided Licensor is given prompt written notice thereof and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, Licensee shall cooperate fully with and assist Licensor in all respects in connection with any such defense. Licensor shall reimburse Licensee for all reasonable out-of-pocket expenses actually incurred by Licensee Parties in connection with such cooperation and assistance. In any instance to which such indemnities pertain, Licensor shall not enter into a settlement of such third party Claim or admit liability or fault without Licensee's prior written approval , unless such settlement includes an unconditional release of Licensee.  Notwithstanding anything to the contrary contained herein, Licensor shall not be required to protect, indemnify or hold Licensee Parties  harmless against, or be liable to Licensee Parties for, any liabilities, losses, expenses or damages which may be suffered or incurred by Licensee Parties as a result of any infringement or allegation thereof by any other person, firm or corporation, other than by reason of Licensor's breach of the representations made and obligations assumed herein.

16.           Intellectual Property.

a.           All intellectual property, the Trademark, the Agreement Mark and related   logos, designs, etc. shall be solely owned by Licensor. All other intellectual property relating to the Products, including juices , product formulas, specifications , chemical and mineral compositions, molds, bottle and cap designs shall be solely owned by Licensee .

b.           Licensor has or will file to register the Trademark and the Agreement Mark in the United States Patent and Trademark Office in International Class 3 for fragrances. Licensor shall cover all expenses associated with registering the Trademark and the Agreement Mark in the United States and any other agreed upon countries of registration.  Licensee shall cover all expenses associated with all trademark searches and "clearing" the Trademark and the Agreement Mark in order to register it.

c.           At Licensor's request, Licensee shall execute any documents, including Registered User Agreements, reasonably required by Licensor to confirm the respective rights of Licensor in and to the Trademark and the Agreement Mark in each jurisdiction in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Licensor, in connection with the filing and the prosecution by Licensor of application s to register or renew the Trademark  and the Agreement Mark for Products sold hereund er in each jurisdiction  in the Territory where Licensee has reasonably requested the same.  Such filings and prosecution outside the U.S. shall be at the expense of Licensor  and Licensor shall pay for any application requested in advance). Nothing contained herein shall obligate Licensor to prosecute any trademark application outside the U.S. which is opposed or rejected in any country after the application is filed and Licensor determines in good faith that the application is not likely to be accepted by such country without substantial , material modifications, provided, however, that any such prosecution shall go forward if (i) Licensee requests same; (ii) Licensee pays for the same directly; and such prosecution is in Licensor's name and directed by Licensor.  Licensee shall cooperate fully with any such prosecution.

d.           Ownership of Trademark and the Agreement Mark. Licensee acknowledges that Licensor is and shall remain the owner of all right , title and interest in and to the Trademark and the Agreement Mark; in all copyrights, trademarks, and other rights associated with the Trademark or the Agreement Mark; in all artwork , packaging, copy, literary text, advertising and promotional material of  any sort which utilize the Trademark or the Agreement Mark, including all such materials developed by or for Licensee (collectively, the "Copyrighted Material s"); and the goodwill pertaining to all of the foregoing, and to the extent that Licensee acquires any right , title and/or interest in and to the Copyrighted Materials, Licensee hereby irrevocably and un conditionally assigns to Licensor all right, title and interest, including without limitation any copyright, throughout the universe in perpetuity in and to the Copyrighted Materials and, if applicable and to the fullest extent permissible by law, irrevocably and unconditionally waives in perpetuity any moral rights,  droit morale or similar rights under the laws of any jurisdiction that Licensee may have with respect to the Copyrighted Materials and , upon reasonable review, agrees to sign any additional documentation reasonably necessary or advisable to confim1. Licensee acknowledges that Licensor shall be entitled to invoke the foregoing assignment and waiver.

e.           Claims Against Third Parties: During the Term, in the event that Licensor and/or Licensee become aware that the Trademark or the Agreement Mark is being infringed upon by third parties in connection with the Products, such party shall promptly notify the other (the "Notifying Party"). Such notice shall contain a reasonably detailed description of all facts known to the Notifying Party about the infringement. Licensor may, at Licensor's sole cost and expense take any and all actions on account of such infringement , including but not limited to sending any Cease and Desist letters to the infringer.  In the event , Licensor seeks to enforce Licensor's Trademark or the Agreement Mark rights and institute legal action or suit or otherwise pursue the infringer , Licensor shall be entitled to recover any damages , or other financial gain resulting from the prosecution and settlement of a third party's infringement on the Trademark, as well as, all reasonable out of pocket, direct costs and expenses incurred in such suit or action, including but not limited to all reasonable outside attorneys' fees, costs and expert fees.  In the event that Licensor fails to take steps to enforce Licensor's Trademark  or the Agreement Mark rights, Licensee, with the written approval of Licensor, shall be entitled, but not obliged , to do so in the place instead of Licensor and at Licensee 's sole cost and expense and retain any financial recovery , to the exclusion of Licensor.

f.           In all instances of the Trademark or the Agreement Mark infringement, the parties shall cooperate with each other's enforcement action. No party may settle any claim so as to materially impair the other party's trademark or license rights hereunder without that party's prior written consent, which consent shall not unreasonably withheld .

g.           Licensee recognizes all of Licensor 's rights and interest in and to the Trademark and the Agreement Mark, and that all use of the rights licensed hereunder inures to the benefit of the Licensor.  No right, title, or interest, except the license interest granted herein, is transferred by this Agreement to Licensee. Licensee agrees that it shall not claim any title to or right to use the Trademark or the Agreement Mark except pursuant to this Agreement. Licensee hereby agrees that at the termination of this Agreement , Licensee will be deemed to have assigned , transferred and conveyed to  Licensor all trademarks, service marks, copyrights, good will, title or other rights in and to the Trademark  or the Agreement Mark which may have been obtained by Licensee or which may have vested in Licensee as a result of its activities hereunder, and shall return original artwork in connection therewith and that Licensee will take all reasonable action to accomplish or confirm the foregoing. Licensee will at no time during or after the term of this Agreement contest Licensor's rights in the Trademarks, the Agreement Mark and Copyrighted Materials.

17.           Force Majeure. Neither party shall be deemed to be in violation or breach of this Agreement, or liable to the other party for any failure to perform or delay in performance  (other than payment of money) if and to the extent such failure to perform or such delay is caused by fire, riot, war, acts of God, acts of terrorism, governmental order or regulation or any other similar cause or any other contingency beyond the reasonable control of either of the parties hereto. If such force majeure event continues or is reasonably expected to continue for a period of 90 days or more, the party not i n default shall be entitled to terminate this Agreement. Financial inability shall not be an event of Force Majeure.

18.           Termination. In addition to any other termination rights as may be set forth herein, this Agreement may be terminated as follows:

a.           By Licensor if ID Perfumes fails to pay any amounts due hereunder or provi de the reports when due and fails to cure the breach within thirty (30) days of receiving written notice of the breach; provided however that with respect to any failure to pay the notice and cure period shall only be required for the first two failures in any Annual Period ;

b.           If either party materially breaches any of its obligations under this Agreement, the aggrieved party will have the right, without prejudice to any other rights it may have, to terminate this Agreement by giving the breaching party a written notice of termination specifying the breach in reasonable detail, and this notice will automatically become effective thirty (30) days after it i s given (i) unless the breach has been completely remedied during the thirty day period; or (ii) if the breach cannot reasonably be cured during that period but nonetheless is capable of cure, unless the breaching party has commenced to cure the breach during the thirty-day period and diligently proceeds to remedy the breach completely as soon as reasonably possible.

c.           By Licensor upon Licensee's bankrupt cy, insolvency or assignment for the benefit of creditors;

d.           By Licensor if Ilia Lekach or Isaac Lekach are no longer actively involved in the business; or

e.           By Licensee upon Licensor's bankruptcy , insolvency or assignment for the benefit of creditors

19.  Result of Termination.

a.           After expiration or proper termination (including the expiration of any applicable cure period , if any) of this Agreement by Licensor, Licensee shall have no right to manufacture , advertise, distribute, sell, promote or otherwise deal in any Products or use the Products, and, except as provided below, Licensee shall not itself (and shall not permit any affiliate of Licensee or any third party to) engage in any such activity.  Upon the expiration or proper termination of this Agreement for any reason after applicable cure peri od, Licensee, except as specified below, will immediately discontinue use of the Trademark, the Agreement Mark and Artist 's likeness, will not resume the use thereof or adopt any colorable imitation of the Trademark , the  Agreement Mark or any of its parts, will promptly deliver and convey to Licensor (free of all liens and encumbrances) (i) all plates, engravings, silk-screens, or the like used to make or reproduce the Trademark or the Agreement Mark, but not the bottle mold or tooling; and (ii) all items affixed with likeness or reproductions of the Trademark or the Agreement Mark, whether Products, labels, bags, hangers, tags or otherwise, and will assign to Licensor such rights as Licensee may have acquired in the Trademark or the Agreement Mark. Thirty (30) days before the expiration of this Agreement and immediately after any earlier proper termination (including the expiration of any applicable cure period , if any) of this Agreement , Licensee will furnish to Licensor a certificate showing the number and description of Products on hand or in process of manufacture and location thereof (the "Remaining Inventory List"). Licensee shall not, during the three (3) month period preceding the date on which the Term is due to expire or after being, begin to manufacture Products without a purchase order.

b.           If all payments due from Licensee to Licensor under this Agreement at any time prior to its termination or expiration have been made on or before the such proper termination or expiration date and Licensee is not otherwise in default hereunder , then, for a period of one hundred eighty (180) days following the proper termination or  expiration of this Agreement, Licensee shall have the non-exclusive right to sell-off and deliver the Products identified on the Remaining Inventory List submitted to the Licensor in accordance with the preceding sentence (the "Sell-Off Period"); provided , however that (i) the Products on the Remaining Inventory List may only be sold in accordance with this Agreement and in the norm al course of business , and (ii) such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Royalty thereon and should be to the payment of GMRs or the crediting of the Royalty against any GMR or any other amounts unless the Sell-Off occurs after the expiration of the Term of the Agreement in which case the sales shall not count toward the payment of GMRs or the crediting of the Royalty against any GMR or other amounts. Such accounting and payment with respect to sales during the Sell-Off Period shall be made monthly.

c.           At Licensor's expense, Licensor shall have the option to conduct physical  inventories before the expiration of this Agreement until  the end of the Sell-Off Period in order to verify such inventory and/or statements. If Licensee refuses to permit such physical inventory, Licensee shall forfeit its right to dispose of Products under this Section.

d.           If the Agreement has been properly terminated by the Licensor due to Licensee's uncured default hereunder, there shall be no Sell-Off Period.

e.           Following the later to occur of the termination of this Agreement or the expiration of the Sell Off Period , if any Licensee shall furnish to Licensor, within ten (IO) business days of such termination or expiration, a further detailed written statement as to the inventory of each of the Products.

f.           Notwithstanding anything to the contrary in this Agreement, in the event of the termination or expiration of this Agreement, no part of any advance amounts, Deposit, Royalties or GMR paid by Licensee to Licensor under this Agreement shall be returned or refunded to Licensee. In addition, and unless the Agreement has been properly terminated by Licensee , Licensee shall not be relieved of its obligation to pay any amounts due or payable to Licensor, and upon proper termination or expiration of this Agreement, Licensee shall pay to Licensor all monies due or payable. Without limiting the generality of the foregoing, in the event of an early proper termination during the Initial Term or the Renewal Term due to Licensee's uncured breach hereunder, in addition to any other amounts payable to Licensor and any other remedies available to Licensor, Licensee shall immediately pay Licensor all remaining GMR's  for the Initial Term or Renewal Term , as the case may be.

20.           Relation ship of the parties. This Agreement does not appoint either party as the agent of the other party, or create a partnership or joint venture between the parties.

21.           Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of California without reference to conflict of Jaws principles. The parties shall not challenge such jurisdiction or venue and waive all other jurisdiction or venue. All claims, disputes and other matters arising out of or relating to this Agreement shall be submitted to, and determined by, binding arbitration in accordance with Judicial Arbitration and  Mediation Services (JAMS) and, subject to the next sentence, in accordance with its Commercial Rules as then in effect.  Without limiting the generality of the foregoing, if the amount in dispute is less than $3,000,000, such arbitration shall be before a single arbitrator; if the amount in dispute is at least $3,000,000, the arbitration shall be before a panel of three arbitrators. The arbitration shall take place in Los Angeles, California. Prior to submitting any claim, dispute or other matters arising out of or relating to this Agreement to binding arbitration , the parties shall attempt in good faith to resolve any dispute or controversy arising of or relating to this Agreement promptly by negotiation between executives who have authority to settle the dispute. If the dispute is not resolved by such good faith negotiation, the matter will proceed to mediation as provided in this Section 21. Except as otherwise provided herein, arbitration may not be commenced until the matter has been submitted for mediation to the JAMS dispute resolution center located in Los Angeles, California. Either party may commence mediation by providing to JAMS or the other party a written request for mediation , setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, the parties will share equally the costs of mediation, except each party will be responsible for its own attorney fees, and the parties agree they will participate in the mediation in good faith.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties , their agents, employees , experts and attorneys, and by the mediator and any JAMS employees, are confidential and privileged. Either party may seek equitable relief prior to the mediation to preserve the status quo or enforce the Agreement, pending the completion of that process. Except for such an action to obtain equitable relief, neither party may submit the matter to binding arbitration with respect to the matters submitted to mediation until forty-five (45) days after the completion of the initial mediation session. The provisions of this Section may be enforced by any Court of competent jurisdiction.

22.           Limitation of Liability. Notwithstanding anything to the contrary contained herein, in the event Licensee incurs any expenses, damages or other liabilities (including, without limitation, reasonable attorney's fees) in connection herewith , Licensor's liability to Licensee hereunder (including, but not limited to, pursuant to the indemnification provision s hereot) shall be limited to proven actual direct damages and shall not exceed the GMR of the Initial Term if such liability arises during the Initial Term or the GMR of the Renewal Term if such liability arises during the Renewal Term, if any. In no event shall Licensor or Licensee be liable to the other for any consequential, punitive,  indirect, incidental , reliance  or special damages, whether or not either party has been advised about the possibility thereof. The foregoing limitation shall not apply to a party's indemnification obligations. It is understood Artist is not a party hereto and has no liability hereunder but is an intended third party creditor beneficiary hereof.

23.           Entire Agreement and Modification. This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of hereof. This Agreement may be modified only by a writing signed by both parties.

24.           Severability and Waiver. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provi sions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the  invalid  provision. The waiver  by  either party  of a breach  of any provision of this Agreement by the other party must be in writing to be effective and will not operate or be interpreted as a waiver of any other or subsequent breach.

25.            Headings.  Titles or headings to the sections of this Agreement are not part of the terms of this Agreement, but are inserted solely for convenience.

26.           Notices. All notices , reports, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail , postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permi tted to be given as set forth below , or delivered via FEDEX, UPS, OHL, or other national courier service.  If mailed from Los Angeles, any such notice will be considered to have been given two (2) business days after it was mailed, as evidenced by the postmark. Ifmailed from outside Los Angeles, any such notice will be considered to have been given five (5) business days after it was mailed , as evidenced by the postmark.  If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party.

If to Licensor:
Kendall Jenner, Inc c/o Mr. Lester Knispel 21731 Ventura Blvd., Suite 300 Woodland Hills, CA 9 1364

With a copy to:

Agency for the Perfoming Arts Attn: Mr. Brian Dow 405 S. Beverly Drive Beverly Hills, CA 902 12

and:	Mr. Todd Wilson , Esq 6800 N. Hillside Drive Paradise Valley, Az. 85253

If to I D Perfumes:
Attn: Ilia Lekach 1250 E Hallandale Beach Blvd Suite 420 Hallandale Beach FL 33009

With a copy to:

Keith Diamond, Esq 3440 Hollywood Boulevard Suite 415 Hollywood, Florida 33021

27.           Survival. Upon the expiration or effective termination of this Agreement, each party's rights and obligations under this Agreement shall be terminated, except the following provisions shall survive such expiration or termination: Sections 6, 7, 1 1, 12. 14. 15. 16. and 18-27. and any payment obligations for amounts earned during the Term or as a result of the termination,  but not yet paid.

28.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterpart s together shall constitute but one and the same instrument.

IN WITNES S WHEREOF, the parties have executed this Agreement as of the Effective Date.

Kendall Jenner. Inc.	ID Perfumes. Inc.

By:____________________________________________________________	By: __________________________________________________________

An Authorized Signatory	Ilia Lekach

Date:__________________________________________________________	Date: ________________________________________________________